Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: 804/443-8423
Fax: 804/445-1047

May 27, 2008

For Immediate Release

Eastern Virginia Bankshares files amended Form 10-Q for the period ended March 31, 2008

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported adjustments to balance sheet information contained in the Form 10-Q filed with the Securities and Exchange Commission on May 7, 2008. The adjustments were made to correct a misclassification of balances from a new product that had been placed in the DDA category.

In a recent review of deposit system entries, we discovered a coding error which caused a new NOW account product to be assigned to the demand deposit accounts on general ledger. The error was discovered and unraveled by our finance and operations areas when reviewing the new product. While the correction predominantly impacts balances from March 17 through March 31 of 2008 , management decided, after consulting our independent registered accountants, that the change which decreases noninterest bearing deposits and increases interest bearing deposits by $18.1 million, should be reflected in an amendment to our Form 10-Q for the period ended March 31, 2008. The change did not impact net income or net interest margin, but did change the rates on average deposits as well as some of the percents and dollar amounts in comparisons made in the section of the filing entitled Management’s Discussion and Analysis of Financial Condition and results of Operations. The cash flow schedule was also adjusted. The error only impacted the amounts pointed to general ledger accounts and did not impact our customers in any way.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to: Interest rate fluctuations and our ability to successfully manage that risk

•	Changes in general economic and business conditions

•	Funding cost in an increasingly competitive environment

•	Risk inherent in making loans such as repayment risks and fluctuating collateral values

•	Risk inherent in the investment portfolio comprising approximately 14.9% of the Company’s total assets

•	Competition within and from outside the banking industry

•	Maintaining capital levels adequate to support our growth

•	The ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future

•	Reliance on our management team, including our ability to attract and retain key personnel

•	New products and services in the banking industry

•	Problems with technology utilized by the Company

•	Changing trends in customer profiles

•	Integration of newly acquired branches or businesses, including maintaining cost controls and asset quality

•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.